CERTIFICATE OF DESIGNATION

                                       of

                      SERIES C CONVERTIBLE PREFERRED STOCK

                                       of

                                 INTERIORS, INC.

      (Pursuant to Section 151 of the Delaware General Corporation Law)

            INTERIORS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company as required by Section 151 of the General Corporation Law at a meeting of the Company's Board of Directors held on February 16, 1999:

            RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company (the "Board") in accordance with the provisions of the Certificate of Incorporation (the "Certificate of Incorporation"), the Board hereby creates out of the 5,300,000 shares of preferred stock, par value $0.01 per share, of the Company authorized in the Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock of the Company, par value $0.01 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

I. Designation and Amount. The shares of such series of Preferred Stock shall be designated as "Series C Convertible Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be 6,500. The Series C Preferred Stock shall have a stated value (the "Stated Value") of $1,000 per share.

II. Dividends.

      A. The holders of shares of Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefore, prior to, and in preference to, any declaration or payment of any dividend on the Class A Common Stock or Class B Common Stock of this Company, at a per share rate equal to seven percent (7%) per annum (based upon a 365 calendar day year) of the amount of the Stated Value of the Series C Preferred Stock, which is payable by the Company in cash, quarterly, commencing on the first business day of the Company's next fiscal quarter immediately following the Issuance Date (as defined below). Dividends shall begin to accrue as of the Issuance Date.

      B. Such dividends shall accrue on each share of Series C Preferred Stock from the Issuance Date, and shall accrue from day to day whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, for all Series C Preferred Stock at the time outstanding, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared or set apart for the Class A Common Stock or Class B Common Stock. Dividends on the Series C Preferred Stock shall be non-participating and the holders of the Series C Preferred Stock shall not be entitled to participate in any other dividends beyond the cumulative dividends specified herein.

III. Liquidation, Dissolution or Winding Up.

      A. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to the Company's Class A Common Stock or any other class of common stock, holders of each share of Series C Preferred Stock shall be entitled to receive out of the assets available for distribution to shareholders $1,000 plus seven percent per annum thereon from the Issuance Date (as defined below) to the Trading Day (as defined below) immediately prior to such liquidation, dissolution or winding up of the Company ( the "Liquidation Amount").

      B. If the assets of the Company available for distribution to shareholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full Liquidation Amount to which they shall be entitled, then any such distribution of assets of the Company shall be distributed ratably to the holders of shares of Series C Preferred Stock

      C. The holders of Series C Preferred Stock shall be entitled to receive payment of the Liquidation Amount in parity with the holders of the Company's 2,870,000 outstanding shares of Series A 10% Cumulative Convertible Preferred Stock, with a liquidation value of $5.00 per share (the "Series A Preferred Stock"), and the Company's 200,000 outstanding shares of Series B 8% Convertible Preferred Stock, with a liquidation value of $10.00 per share (the "Series B Preferred Stock"), on a pro-rata basis based upon the amount by which (a) the product of outstanding shares of Series A Preferred Stock multiplied by the $5.00 per share liquidation preference on such Series A Preferred Stock, (b) the product of the outstanding shares of Series B Preferred Stock multiplied by the $10.00 per share liquidation preference on such Series B Preferred Stock, and
(c) the product of the outstanding shares of Series C Preferred Stock multiplied by the $1,000 per share liquidation preference on such Series C Preferred Stock, bears to each other. After the payment of the Liquidation Amount shall have been made in full to the holders of the Series C Preferred Stock or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series C Preferred Stock so as to be available for such payments, the holders of the Series C Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to shareholders shall be distributed among the holders of Class A Common Stock and any other classes or series of Common Stock or preferred stock of the Company (other than the Series A Preferred Stock and Series B Preferred Stock) in accordance with their respective terms.

IV. Voting. Holders of Series C Preferred Stock shall have no voting rights except as expressly required by law or as expressly provided herein.

V. Conversion of Series C Preferred Stock. The holders of Series C Preferred Stock shall have the right, at such holder's option, to convert the Series C Preferred Stock into shares of Class A Common Stock, on the following terms and conditions:

      A. Definitions. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

      A "Business Day" shall mean any day except Saturday, Sunday and any day which shall be a Federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government actions to close.

      The "Closing Bid Price" shall mean, for any security as of any date, the last closing bid price for such security on the Principal Market as reported by Bloomberg Financial Markets ("Bloomberg"), or, if no last closing bid or trade price is reported for such security by Bloomberg, the closing bid price shall be determined by reference to the closing bid price as reported on the Principal Market, and if not so reported shall be determined from the average of the bid prices of any market makers for such security as reported in the "pink sheets" published by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually agreed by the Company and the holders of two thirds of the outstanding shares of Series C Preferred Stock.

      The "Conversion Price" shall mean: (a) if a Conversion Date shall be at any time from and after the Issuance Date through and including October 15, 1999, one hundred and twenty (120%) percent of the average of the Closing Bid Prices for the Class A Common Stock on the then Principal Market for the five
(5) consecutive Trading Days immediately prior to the Conversion Date; and (b) if a Conversion Date shall be at any time from and after October 16, 1999, one hundred (100%) percent of the average of the Closing Bid Prices for the Class A Common Stock on the then Principal Market for the five (5) consecutive Trading Days immediately prior to the Conversion Date.

      The "Conversion Date" shall mean the Business Day on which a Notice of Conversion is delivered or telecopied to the Company.

      "Effective Date" shall mean the date on which the Securities and Exchange Commission (the "SEC") first declares effective a Registration Statement registering the resale of a number of shares of Class A Common Stock issuable upon conversion of all of the Series C Preferred Stock as shall be equal to the Maximum Underlying Shares.

      The "Issuance Date" shall mean, with respect to each share of Series C Preferred Stock, the date of issuance of the applicable share of Series C Preferred Stock.

      The "Mandatory Conversion Date" shall mean the date which is the third anniversary after the Issuance Date.

      The "Mandatory Redemption Date" shall have the meaning set forth in Section B of Article XI below.

      The "Purchase Agreement" shall mean that Series C Convertible Preferred Stock Purchase Agreement, dated as of January 31, 1999, among Sovereign Partners LP, Endeavor Capital, LP and Interiors, Inc.

      A "Trading Day" shall mean a day on which the Principal Market on which the Company's Class A Common Stock shall trade shall be is open for trading.

      The "Principal Market" shall mean the Nasdaq Stock Exchange National Market, the Nasdaq Stock Exchange Small Cap Stock Market, the NASD OTC Electronic Bulletin Board, the American Stock Exchange, or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Company's Class A Common Stock.

      The "Maximum Underlying Shares" shall mean an aggregate of 4,275,000 shares of Class A Common Stock; being nineteen and nine tenths (19.9%) percent of the aggregate number of issued and outstanding shares of Class A Common Stock, Class B Common Stock or other securities of the Company having voting power as at the Issuance Date.

      The "Underlying Shares" shall mean all shares of Class A Common Stock or other securities issued or issuable pursuant to conversion of the Preferred Stock, up to, but not in excess of, the Maximum Underlying Shares.

      B. Conversion. Subject at all times to the redemption provisions hereof, at any time after the Issuance Date and up until the Mandatory Conversion Date, the holder of the Series C Preferred Stock shall be entitled, at its option, to convert any whole number of shares of Series C Preferred Stock into fully paid and nonassessable shares of Class A Common Stock, which is determined (per share of Series C Preferred Stock) by dividing (x) $1,000, by (y) the Conversion Price then in effect.

            (a) The holder may exercise its right to convert shares of Series C Preferred Stock by telecopying an executed and completed notice of conversion (the "Notice of Conversion") to the Company and delivering the original Notice of Conversion and the original shares of Series C Preferred Stock being converted to the Company by express courier. Each Business Day on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a "Conversion Date". The Company will transmit the certificates representing shares of Class A Common Stock (the "Conversion Shares") issuable upon conversion of the shares of Series C Preferred Stock (together with the certificates representing the shares of Series C Preferred Stock not so converted) to the holder via express courier, by electronic transfer or otherwise within seven (7) Business Days after the Conversion Date if the Company has received the original Notice of Conversion and the shares of Series C Preferred Stock being so converted by such date. In addition to any other remedies which may be available to the holder, in the event that the Company fails to effect delivery of the Conversion Shares within such seven (7) Business Day period, the holder will be entitled to revoke the Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the holder shall each be restored to their respective positions immediately prior to delivery of the Notice of Conversion. The Notice of Conversion and the shares of Series C Preferred Stock representing the portion of the shares of Series C Preferred Stock being converted shall be delivered as follows:

            To the Company:

                        INTERIORS INC.
                        320 Washington Street
                        Mount Vernon, New York 10553
                        Attention:   Max Munn, President
                        Facsimile: (914) 665-5469
                        Telephone: (914) 665-5400

      In the event that the Conversion Shares are not delivered, within seven Business Days of receipt by the Company of a valid Notice of Conversion via telecopier, and the shares of Series C Preferred Stock to be converted have been received by the Company, the Company shall pay to the holder, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, for each $100,000 principal amount of Series C Preferred Stock sought to be converted, $500 for each of the first ten (10) days and $1,000 per day thereafter that the Conversion Shares are not delivered, which liquidated damages shall run from the eighth Business Day after the Conversion Date up until the time that either the Conversion Notice is revoked or the Conversion Shares are delivered, at which time such liquidated damages shall cease. Any and all payments required pursuant to this paragraph shall be payable only in cash immediately. The payment of these liquidated damages by the Company shall not relieve the Company of its obligations under this Certificate of Designation.

      C. Adjustments. The number of shares of Class A Common Stock issuable upon the conversion of the Preferred Stock and the Conversion Price shall be subject to adjustment as follows:

                  (i) In case the Company shall (A) pay a dividend on Class A Common Stock in Class A Common Stock or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Class A Common Stock, (B) declare a dividend payable in cash on its Class A Common Stock and at substantially the same time offer its shareholder a right to purchase new Class A Common Stock (or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Class A Common Stock) from proceeds of such dividend (all Class A Common Stock so issued shall be deemed to have been issued as a stock dividend), (C) subdivide its outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock,
(D) combine its outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock, or (E) issue by reclassification of its Class A Common Stock any shares of Class A Common Stock of the Company, the number of shares of Class A Common Stock issuable upon conversion of the Series C Preferred Stock immediately prior thereto shall be adjusted so that the holders of the Series C Preferred Stock shall be entitled to receive after the happening of any of the events described above that number and kind of shares as the holders would have received had such shares of Series C Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subdivision shall become effective immediately after the close of business on the record date in the case of a stock dividend and shall become effective immediately after the close of business on the record date in the case of a stock split, subdivision, combination or reclassification. In such event the holder may waive the 4.99% limitation contained in Subsection (L) below.

                  (ii) Any adjustment in the numbers of shares of Class A Common Stock issuable hereunder otherwise required to be made by this Section will not have to be made if such adjustment would not require an increase or decrease in one (1%) percent or more in the number of shares of Class A Common Stock issuable upon conversion of the Series C Preferred Stock.

                  (iii) Whenever the number of shares of Class A Common Stock issuable upon the conversion of the Series C Preferred Stock is adjusted, as herein provided, the Conversion Price shall be adjusted (to the nearest cent) by multiplying such Conversion Price immediately prior to such adjustment by a fraction of which the numerator shall be the number of shares of Class A Common Stock issuable upon the exercise of each share of Series C Preferred Stock immediately prior to such adjustment, and of which the denominator shall be the number of shares of Class A Common Stock issuable immediately thereafter.

      D. In the case of any (i) consolidation or merger of the Company into any entity (other than a consolidation or merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Class A Common Stock of the Company), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company as an entirety or substantially as an entirety, or (iii) reclassification, capital reorganization or change of the Class A Common Stock (other than solely a change in par value, or from par value to no par value), in each case as a result of which shares of Class A Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each holder of Series C Preferred Stock then outstanding shall have the right thereafter to convert such Series C Preferred Stock only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, capital reorganization or reclassification by a holder of the number of shares of Class A Common Stock of the Company into which such Series C Preferred Stock would have been converted immediately prior to such consolidation, merger, sale, transfer, capital reorganization or reclassification, assuming such holder of Class A Common Stock of the Company (A) is not an entity with which the Company consolidated or into which such sale or transfer was made, as the case may be ("constituent entity"), or an affiliate of the constituent entity, and (B) failed to exercise his or her rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Class A Common Stock of the Company held immediately prior to such consolidation, merger, sale or transfer by other than a constituent entity or an affiliate thereof and in respect of which the Company merged into the Company or to which such rights or election shall not have been exercised ("non-electing share"), then for the purpose of this Section the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a majority of the non-electing shares). If necessary, appropriate adjustment shall be made in the application of the provision set forth herein with respect to the rights and interest thereafter of the holder, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the Series C Preferred Stock. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, capital reorganizations and reclassifications. The Company shall not effect any such consolidation, merger, sale or transfer unless prior to or simultaneously with the consummation thereof the successor Company or entity (if other than the Company) resulting from such consolidation, merger, sale or transfer shall assume, by written instrument, the obligation to deliver to the holder such shares of Class A Common Stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive under this Section.

      E. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series C Preferred Stock, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series C Preferred Stock a certificate executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based. The Company shall, upon written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (A) the Conversion Price at the time in effect, and (B) the number or shares of Class A Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series C Preferred Stock.

      F. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series C Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon the cancellation of the Series C Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for Series C Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series C Preferred Stock if the holder contemporaneously requests the Company to convert such shares of Series C Preferred Stock into Class A Common Stock.

      G. The Company shall not issue any fraction of a share of Class A Common Stock upon any conversion. The Company shall round such fraction of a share of Class A Common Stock up to the nearest whole share.

      H. In the event some but not all of the shares of Series C Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series C Preferred Stock which were not converted.

      I. The Company shall pay any and all original issue and/or transfer taxes which may be imposed upon it with respect to the issuance and delivery of Class A Common Stock upon conversion of the Series C Preferred Stock.

      J. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series C Preferred Stock against impairment.

      K. The number of shares of Class A Common Stock which may be acquired by any holder upon conversion pursuant to the terms set forth herein shall not exceed the number of such shares which, when aggregated with all other shares of Class A Common Stock then owned by such holder, would result in any holder owning more than 4.99% of the then issued and outstanding Class A Common Stock. The foregoing shall not interfere with any holder's right to convert Series C Preferred Stock over time which in the aggregate totals more than 4.99% of the then outstanding shares of Class A Common Stock so long as such holder does not own more than 4.99% of the then outstanding Class A Common Stock at any given time.

      L. The aggregate number of shares of Class A Common Stock which may be acquired by any holder and all holders of Series C Preferred Stock upon conversion of all of the shares of Series C Preferred Stock pursuant to the terms set forth herein shall not equal or exceed the Maximum Underlying Shares.

VI. Mandatory Conversion and No Reissuance of Series C Preferred Stock.

      A. In the event any shares of Series C Preferred Stock are outstanding on the Mandatory Conversion Date such shares of Series C Preferred Stock shall automatically be converted into shares of Class A Common Stock as if the holder voluntarily elected such conversion in accordance with the procedures, terms and conditions set forth in this Certificate of Designation provided, that (i) the Class A Common Stock is listed on the Nasdaq Small Cap Stock Market or another Principal Market, (ii) the Closing Bid Price is greater than One ($1.00) Dollar for the ten (10) Trading Days immediately preceding the Mandatory Conversion Date, (iii) there has not been any suspension in the trading of the Class A Common Stock on such Principal Market during the thirty (30) Trading Days immediately preceding the Mandatory Conversion Date, and the (iv) the Company has been in full compliance with the terms and conditions of this Certificate of Designation. In the event all of the aforementioned conditions are not satisfied, or the Company is not able to issue shares of Class A Common Stock as described above, the Company agrees to pay, within seven (7) Trading Days of the Mandatory Conversion Date, to each holder of Series C Preferred Stock an amount in cash which shall be equal to the sum of (a) number of shares of Series C Preferred Stock then owned of record by the holder multiplied by $1,521 per share, and (b) all accrued and unpaid dividends due and owing on such shares of Series C Preferred Stock.

      B. No share or shares of Series C Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series C Preferred Stock accordingly.

VII. Reservation of Shares. The Company shall, so long as any of the Series C Preferred Stock are outstanding reserve and keep available out of its authorized and unissued Class A Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series C Preferred Stock then outstanding up to the Maximum Underlying Shares, and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to maintain such number of shares of Class A Common Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

VIII. Restrictions and Limitations.

      A. Except as expressly provided herein or as required by law, so long as any shares of Series C Preferred Stock remain outstanding, the Company shall not, without the approval by vote or written consent by the holders of at least two thirds of the then outstanding shares of Series C Preferred Stock, voting as a separate class take any action that would adversely affect the rights, preferences or privileges of the holders of Series C Preferred Stock.

      B. Without limiting the generality of the preceding paragraph, the Company shall not, so long as any shares of Series C Preferred Stock remain outstanding, amend its Articles of Incorporation without the approval by the holders of all of the then outstanding shares of Series C Preferred Stock if such amendment would:

            1. create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series C Preferred Stock;

            2. reduce the amount payable to the holders of Series C Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Series C Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company,

            3. cancel or modify the conversion rights of the holders of Series C Preferred Stock provided for in Section V herein;

            4. cancel or modify the rights of the holders of the Series C Preferred Stock provided for in this Section.

IX. No Dilution or Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series C Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) shall not establish a par value of any shares of stock receivable on the conversion of the Series C Preferred Stock above the amount payable therefor on such conversion, (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series C Preferred Stock from time to time outstanding, and (c) shall not consolidate with or merge into any other person or entity, or permit any such person or entity to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person or entity shall expressly assume in writing and will be bound by all of the terms of the Series C Preferred Stock set forth herein.

X. Notices of Record Date. In the event of:

               1. any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

               2. any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

               3. any voluntary or involuntary dissolution, liquidation or winding up of the Company, then and in each such event the Company shall mail or cause to be mailed to each holder of Series C Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Class A Common Stock (or other securities) shall be entitled to exchange their shares of Class A Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten Business Days prior to the date specified in such notice on which such action is to be taken.

XI. Redemption.

      A. Optional Redemption. At any time after the Issuance Date the Company shall be entitled to redeem all or any shares of Series C Preferred Stock then outstanding (the "Optional Redemption") in cash pursuant to the following procedures at the Redemption Price (as defined below) by providing seven Business Days prior written notice (the "Redemption Notice") to the holder of the Series C Preferred Stock via facsimile at its address as the same shall appear on the books of the Company. The Business Day between the hours of 9:00 a.m. and 5:00 Eastern Time the Redemption Notice is received by the holders of the Series C Preferred Stock via facsimile is defined to be the "Redemption Notice Date".

      B. Mandatory Redemption. In the event that: (a) one or more of the holders of Series C Preferred Stock shall on any one or more occasions prior to a date which shall be three (3) years from the Issuance Date, elect pursuant to a Notice of Conversion to convert all or any portion of its or their shares of Series C Preferred Stock into Conversion Shares of Class A Common Stock; and (b) based on the applicable Conversion Price then in effect, such holder(s) would, as a result of the application of the provisions of Article V, Paragraph L of this Certificate and Section 5.2 of the Purchase Agreement limiting the issuance of Conversion Shares to the Maximum Underlying Shares, be prohibited from converting all such shares of Series C Preferred Stock into Conversion Shares, then and in such event such holder(s):

            (i) shall be deemed to have converted that portion of its or their Series C Preferred Stock into a number of Conversion Shares of Class A Common Stock as shall be equal to the Maximum Underlying Shares into which the Series C Preferred Stock could then be converted, and

            (ii) the Company shall, on the Mandatory Redemption Date, redeem and repurchase for cash all of the remaining unconverted shares of Series C Preferred Stock owned by such holder(s) (the "Remaining Shares") for a cash redemption price which shall be equal to the sum of (A) 100% of the Stated Value of all Remaining Shares, and (B) the amount of all accrued and unpaid dividends applicable to such Remaining Shares (the "Mandatory Redemption Payment").

In the event and to the extent that, for any reason, the Company shall be financially or legally unable to pay all or any portion of the Mandatory Redemption Payment in cash, the unpaid amount shall be evidenced by the Company's 15% demand promissory note payable to the holder(s), which demand note require monthly payments of interest, payable in advance, and contain such other terms and conditions as shall be acceptable to the holder(s).

      C. Optional Redemption Price. In connection with an Optional Redemption set forth in Paragraph A of this Article XI, the Redemption Notice shall set forth (i) the "Optional Redemption Date" which shall be seven Business Days after the Redemption Notice Date, (ii) the "Optional Redemption Price" which shall equal the Stated Value of that number of shares of Series C Preferred Stock being redeemed plus all accrued dividends attributable to those shares of Series C Preferred Stock being redeemed, plus a premium calculated on a daily pro rata basis equal to 15% of the total Stated Value of that number of shares of Series C Preferred Stock being redeemed, (iii) a statement that dividends on those shares of Series C Preferred Stock being redeemed will cease to accrue on such Optional Redemption Date, and (iv) a statement of or reference to the conversion right set forth in this Certificate of Designation (including that the right to give a notice of conversion in respect of any shares to be redeemed shall terminate on the Optional Redemption Date).

      D. Redemption Procedures. Immediately following an Optional Redemption Date or a Mandatory Redemption Date, as applicable (collectively, a "Redemption Date"); provided the Company is in full compliance with the Redemption provisions contained herein, the holder shall surrender their original shares of Series C Preferred Stock being redeemed at the office of the Company, and the Company shall issue to the holder a new certificate for the shares of Series C Preferred Stock that remains outstanding, if any.

            (i) The Company shall not be entitled to send any Optional Redemption Notice and begin the optional redemption procedure hereunder unless it has:

                  (a) the full amount of the Optional Redemption Price in cash, available in a demand or other immediately available account in a bank or similar financial institution, specifically allotted for such redemption;

                  (b) immediately available credit facilities, in the full amount of the Optional Redemption Price with a bank or similar financial institution specifically allotted for such redemption; or

                  (c) a combination of the items set forth in (i) and (ii) above, aggregating the full amount of the Optional Redemption Price.

      E. In the event the Company fails to make payment pursuant to the Optional Redemption Notice on the Optional Redemption Date or otherwise fails to comply with the redemption provisions set forth herein, the Optional Redemption Notice shall be deemed null and void and the Company shall lose any and all further redemption privileges and rights.

      F. Notwithstanding the above, at any time prior to the Optional Redemption Date the holder is entitled, at its option, to convert the shares of Series C Preferred Stock being noticed for redemption, in whole or in part in accordance with the terms and conditions set forth above.

      G. Subject to the occurrence of receipt by the holder of the Series C Preferred Stock of payment by the Company of the Optional Redemption Price as described in above, each share of Series C Preferred Stock to be redeemed shall be automatically canceled and converted into a right to receive the Optional Redemption Price, and all rights of the Series C Preferred Stock, including the right to conversion shall cease without further action.

      H. The Optional Redemption Price shall be adjusted proportionally upon any adjustment of the Conversion Price as provided herein and in the event of any stock dividend, stock split, combination of shares or similar event.

      I. Partial redemptions shall be in an aggregate principal amount of at least 100 shares of Preferred Stock. If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the Company will select those to be redeemed pro-rata amongst the then holders of the Series C Preferred Stock. If fewer than all of the shares of Series C Preferred Stock owned by a holder are then to be redeemed, the notice shall specify the amount thereof that is to be redeemed and, if practicable, the numbers of the certificates representing shares of Series C Preferred Stock.

      J. In the event the Company has failed to deliver shares of Class A Common Stock within thirty calendar days after receipt of a Notice of Conversion, without any further action, all of the then outstanding shares of Preferred Stock shall be deemed to be redeemed by the Company and the holder(s) of such shares of Series C Preferred Stock shall be entitled to receive the Optional Redemption Price from the Company for such shares as if such thirtieth calendar day was a Optional Redemption Date.

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                                       9

RESOLVED, FURTHER, that the appropriate officers of the Company hereby are authorized to execute and acknowledge a certificate setting forth these resolution and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 151 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, Interiors, Inc., has caused this Certificate to be signed by its President, and attested to by its Assistant Secretary, this ___ day of February, 1999.

                                          INTERIORS, INC.


                                          By:   /s/ Max Munn
                                             ---------------------------------
Attest: President                                   Max Munn


/s/ Joan York
------------------------------
Assistant Secretary  Joan York